Exhibit 3.1

BENEFIT STREET PARTNERS REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

SERIES A CONVERTIBLE PREFERRED STOCK

BENEFIT STREET PARTNERS REALTY TRUST, INC., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The Articles of Amendment and Restatement of the Company (the “Charter”) authorize the issuance of 50,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Shares”), issuable from time to time in one or more series, and authorize the Company’s board of directors (the “Board”) to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption of such unissued shares.

SECOND: Under the authority contained in the Charter, the Board, in resolutions adopted at a telephonic meeting held on May 7, 2018, has classified and designated Preferred Shares of the Company as Series A Convertible Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, which upon any restatement of the Charter, shall be deemed to be part of Article V of the Charter, with any necessary or appropriate changes to the enumeration of sections or subsections hereof. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

Series A Convertible Preferred Stock

(1) Designation and Number. A series of Preferred Shares, designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Shares”), is hereby established. The par value of the Series A Preferred Shares is $0.01 per share. The number of Series A Preferred Shares shall be 20,000.

(2) Maturity. The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

(3) Ranking. The Series A Preferred Shares will, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation Event”), rank (a) senior to shares of the Company’s common stock, $0.01 par value per share (the “Common Shares”) and any other class or series of equity securities (the “Equity Securities”), now or hereafter issued and outstanding, the terms of which provide that such Equity Securities rank, as to dividend payments and the distribution of assets upon a Liquidation Event, junior to such Series A Preferred Shares (“Junior Equity Securities”), (b) on parity with any other preferred or convertible preferred securities of the Company, now or hereafter issued and outstanding other than the securities referred to in clauses (a) and (c) with respect to rights of dividend payments and the distribution of assets upon a Liquidation Event (“Parity Equity Securities”); and (c) junior to all other Equity Securities issued by the Company with terms specifically providing that such Equity Securities rank senior to the Series A Preferred Shares with respect to rights of dividend payments and the distribution of assets upon a Liquidation Event (“Senior Equity Securities”). For the avoidance of doubt, the term “Equity Securities” does not include convertible debt securities, which debt securities would rank senior to the Series A Preferred Shares.

(4) Dividends.

(a) Dividends on each outstanding Series A Preferred Share shall be cumulative from and including June 25, 2018 (the “Original Issue Date”) and shall be payable, when and as authorized by the Board of Directors out of funds legally available therefore, for each monthly distribution period, monthly in arrears by the fifth Business Day following the last day of each calendar month (each such day being hereinafter called a “Series A Dividend Payment Date”) at the then applicable Dividend Rate (as defined below). Each dividend is payable to holders of record as they appear on the share records of the Company at 5:00 p.m., New York time, on the record date, which shall be the last Business Day of each calendar month immediately preceding the applicable Series A Dividend Payment Date (each such date, a “Record Date”). Dividends for each month shall accrue and be cumulative from and including the first day of the month (or the Original Issue Date in the case of the initial dividend) to, and including, the last day of the month, whether or not in any such dividend period or periods there shall be funds legally available for the payment of such dividends, whether or not the Company has earnings or whether or not such dividends are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the Series A Preferred Shares that may be in arrears. Holders of the Series A Preferred Shares shall not be entitled to any dividends, in excess of full cumulative dividends, as herein provided, on the Series A Preferred Shares. Dividends payable on the Series A Preferred Shares for any period greater or less than a full dividend period will be computed on the basis of the actual number of days in the applicable month. After full cumulative distributions on the Series A Preferred Shares have been paid or declared and funds therefor set aside for payment with respect to a dividend period, the holders of Series A Preferred Shares will not be entitled to any further distributions with respect to that dividend period.

(b) Dividends payable on each Series A Preferred Share for each full monthly distribution period will be equal to the greater of (i) an amount equal to $16.666 per share and (ii) the monthly dividend that would have been paid had such Series A Preferred Share been converted to a Common Share pursuant to Section 7 (the “Dividend Rate”) on the first day of such month, subject to proration in the event that such Series A Preferred Share is not outstanding for the full month (the “Monthly Dividend Amount”); provided that under certain circumstances the Monthly Dividend Amount shall be increased in accordance with Section 5.7 of the Purchase Agreement (as defined in Section 12(a) below). Dividends shall be paid in cash in the case of dividends paid pursuant to clause (i) of the first sentence of this paragraph or in the form in which dividends were paid to holders of Common Shares in the case of dividends paid pursuant to clause (ii) of the first sentence of this paragraph; provided, however, that with respect to dividends payable in cash, a holder may elect to receive in lieu of cash an amount of additional Series A Preferred Shares equal to the aggregate Monthly Dividend Amount with respect to all Series A Preferred Shares divided by the Liquidation Preference (defined below) plus cash in lieu of fractional shares.

(c) The Board shall not authorize and declare, and the Company shall not pay or set apart for payment, any dividends on the Series A Preferred Shares at such time as the terms and provisions of any agreement of the Company, including any agreement relating to the Company’s indebtedness, prohibits such declaration, payment or setting apart for payment, or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(d) If, for any taxable year, the Company elects to designate as a “capital gain dividend” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended) any portion (the “Capital Gains Amount”) of the dividends (as determined for U.S. federal income tax purposes) paid or made available for the year to holders of all classes of the Company’s equity securities (the “Total Dividends”), then, except as otherwise required by applicable law, that portion of the Capital Gains Amount that shall be allocable to the holders of Series A Preferred Shares shall be in proportion to the amount that the total dividends (as determined for U.S. federal income tax purposes) paid or made available to the holders of the Series A Preferred Shares for the year bears to the Total Dividends. Except as otherwise required by applicable law, the Company will make a similar allocation with respect to any undistributed long-term capital gains of the Company which are to be included in its stockholders’ long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Company to its stockholders.

(e) So long as any Series A Preferred Shares are outstanding, the Board shall not authorize and declare, and the Company shall not pay or set apart for payment, except as described in the immediately following sentence, any dividends on any series or class or classes of Parity Equity Securities for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series A Preferred Shares and all dividends authorized and declared upon any other series or class or classes of Parity Equity Securities shall be authorized and declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series A Preferred Shares and such Parity Equity Securities.

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(f) So long as any Series A Preferred Shares are outstanding, the Board shall not authorize and declare, and the Company shall not pay or set apart for payment, any dividends (other than dividends or distributions paid solely in Junior Equity Securities of, or in options, warrants or rights to subscribe for or purchase, Junior Equity Securities) or other distribution upon Junior Equity Securities, nor shall any Junior Equity Securities be redeemed, purchased or otherwise acquired (other than redemptions for the purpose of preserving the Company’s qualification as a real estate investment trust), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Company, directly or indirectly (except by conversion into or exchange for Junior Equity Securities), unless in each case all cumulative dividends on all outstanding Series A Preferred Shares and any Parity Equity Securities at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series A Preferred Shares and all past dividend periods with respect to such Parity Equity Securities.

(g) Any dividend payment made on the Series A Preferred Shares, including any Capital Gains Amounts, shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(h) As used herein, the term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(5) Liquidation Preference.

(a) In the event of any Liquidation Event, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of Junior Equity Securities, the holders of the Series A Preferred Shares shall be entitled to receive the greater of: (i) (A) a liquidating distribution in the amount of $5,000 per share, plus (B) an amount per Series A Preferred Share equal to all dividends (whether or not authorized or declared) accrued and unpaid thereon, up to an including the date of final distribution to such holders (the “Liquidation Preference”), and (ii) the amount the holders of such Series A Preferred Shares would be entitled to upon conversion of such Series A Preferred Shares to Common Shares under Section 7 below.

(b) If, upon any Liquidation Event, the assets of the Company, or proceeds thereof, distributable among the holders of the Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Equity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series A Preferred Shares and any such other Parity Equity Securities ratably in accordance with the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Equity Securities if all amounts payable thereon were paid in full. For the purposes of this paragraph 5(b), none of (i) a consolidation or merger of the Company with one or more other entities, (ii) a statutory share exchange or (iii) a voluntary sale, transfer or conveyance of all or substantially all of the Company’s assets, properties or business shall be deemed to be a Liquidation Event of the Company.

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(c) Subject to the rights of the holders of Parity Equity Securities, upon any Liquidation Event, after payment shall have been made in full to the holders of the Series A Preferred Shares, as provided in paragraph 5(b) above, any series or class or classes of Junior Equity Securities shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein.

(d) Notice of any Liquidation Event, stating the payment date or dates when, and the place or places where the amounts distributable in such circumstances shall be payable, shall be given not less than thirty (30) nor more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series A Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Company. Notwithstanding anything to the contrary contained herein, the holders of the Series A Preferred Shares shall have the right prior to any such Liquidation Event to convert the Series A Preferred Shares into Common Shares in accordance with paragraph 7 below.

(6) Redemption. The Series A Preferred Shares are not redeemable except as provided in this paragraph (6).

(a) Redemption at the Option of the Company or a Holder of Series A Preferred Shares. (i) Except as otherwise permitted by the Company or as provided in paragraph 5 in connection with a Liquidation Event or in this paragraph (6) or paragraph (7), neither the Company nor a holder of Series A Preferred Shares may redeem Series A Preferred Shares until after June 25, 2024. Any time, and from time to time, after June 25, 2024, (A) the Company, at its option, upon giving notice as provided below, and to the extent the Company shall have funds legally available therefor, may redeem or cause to be redeemed all, but not less than all, of the Series A Preferred Shares, at a redemption price equal to the aggregate Liquidation Preference for all of the Series A Preferred Shares, or (B) a holder of Series A Preferred Shares, at its option, upon giving notice as provided below, and to the extent the Company shall have funds legally available therefor, may redeem or cause to be redeemed all, but not less than all, of the Series A Preferred Shares held by such holder at a redemption price equal to the Liquidation Preference for such Series A Preferred Shares (in each case, the “Redemption Right”).

(ii) The following provisions set forth the procedures for redemption pursuant to the Redemption Right:

(A) In the event of a redemption at the option of the Company, a notice of redemption (which may be contingent upon the occurrence of a future event) shall be delivered by the Company not less than one hundred eighty (180) days prior to the designated redemption date, to the holder(s) of record of all (and not less than all of) the Series A Preferred Shares. A failure to give such notice shall not affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. In addition to any information required by law, each notice shall state the redemption date and the redemption price. Notwithstanding anything to the contrary contained herein, the holders of the Series A Preferred Shares shall have the right prior to any such redemption to convert the Series A Preferred Shares into Common Shares in accordance with paragraph 7 below.

(B) In the event of a redemption at the option of a holder of Series A Preferred Shares, a notice of redemption (which may be contingent upon the occurrence of a future event) shall be delivered to the Company not less than one hundred eighty (180) days prior to the redemption date. In addition to any information required by law, each notice shall state the redemption date. Notwithstanding anything to the contrary contained herein, the holders of the Series A Preferred Shares shall have the right prior to any such redemption to convert the Series A Preferred Shares into Common Shares in accordance with paragraph 7 below

(C) Upon any redemption of Series A Preferred Shares, the Company shall pay any accrued and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If a redemption date falls after a Record Date for a Series A Preferred Shares dividend payment and prior to the corresponding Series A Dividend Payment Date, then each holder of the Series A Preferred Shares at the close of business on such Record Date shall be entitled to the dividend payable on such Series A Preferred Shares on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such Series A Preferred Shares before such Series A Dividend Payment Date. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any Series A Preferred Shares called for redemption.

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(D) If full cumulative dividends on the Series A Preferred Shares have not been paid or declared and set apart for payment, except as otherwise permitted under the Charter, the Company may not redeem any Series A Preferred Shares (other than in exchange for Junior Equity Securities) unless all Series A Preferred are redeemed for their full Liquidation Preference. Notwithstanding the foregoing, in the event that one or more holders of Series A Preferred Shares elects to have its Series A Preferred Shares redeemed and full cumulative dividends on the Series A Preferred Shares have not been paid or declared and set apart for payment, then the Company shall first use all available funds to pay all cumulative dividends on the Series A Preferred Shares that have not been paid or set apart for payment, and any remaining amounts shall be used to redeem on a pro rata basis all Series A Preferred Shares that have elected to be redeemed.

(E) On and after the date fixed for redemption (but only to the extent that such redemption occurs on such date), provided that the Company has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends shall cease to accrue on the Series A Preferred Shares called for redemption (except that, in the case of a redemption date after a Record Date and prior to the related Series A Dividend Payment Date, holders of Series A Preferred Shares on the applicable Record Date will be entitled on such Series A Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series A Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Shares shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(b) Redemption Upon a Change of Control. (i) Upon the occurrence of (A) an Advisor Change of Control (as defined herein), or (B) a Company Change of Control (as defined herein) that is not a Liquidity Event (as defined herein) and that is directly or indirectly related to either the removal of Benefit Street Partners, L.L.C. (“BSP”) as the advisor of the Company or an Advisor Change of Control, except as set forth below, the Company (in the case of clause (B)), at its option, or a holder of Series A Preferred Shares (in the case of clause (A) or (B)), at its option, and to the extent the Company shall have funds legally available therefor, may redeem all or any part of the Series A Preferred Shares at any time within sixty (60) days after the date on which the Change of Control has occurred (the “Change of Control Redemption Right”), for cash equal to the Liquidation Preference (which shall be paid in priority to payments to any Junior Equity Securities), up to, and including, the redemption date. Notwithstanding anything to the contrary contained herein, a holder of Series A Preferred Shares may exercise its Change of Control Conversion Right (as defined herein) in connection with a Change of Control, and in such event, the Company shall not be permitted to exercise its Change of Control Redemption Right and any notice previously provided by the Company exercising its Change of Control Redemption Right shall be deemed null and void.

A “Company Change of Control” shall be deemed to have occurred at such time after the Original Issue Date when the following has occurred and is continuing: the sale of all or substantially all of the business or assets of the Company (by sale, merger, consolidation or otherwise), or the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of securities of the Company entitling the acquiring person to exercise more than fifty percent (50%) of the total economic interests or total voting power of all securities of beneficial interest of the Company entitled to vote generally (except that such acquiring person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

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An “Advisor Change of Control” means a change in the direct or indirect power to control or direct the management policies of BSP, whether through the ownership of beneficial equity interests, common directors or officers, by contract or otherwise.

A “Change of Control” means a Company Change of Control or an Advisor Change of Control.

A “Liquidity Event” is (i) the listing of the Common Shares on a national securities exchange or quotation on an electronic inter-dealer quotation system; (ii) a merger or business combination involving the Company pursuant to which outstanding Common Shares are exchanged for securities of another company which are listed on a national securities exchange or quoted on an electronic inter-dealer quotation system; or (iii) any other transaction or series of transaction that results in all Common Shares being transferred or exchange for cash or securities which are listed on a national securities exchange or quoted on an electronic inter-dealer quotation system.

(ii) The provisions in Section 6(a)(ii) setting forth the procedures for redemption pursuant to the Redemption Right shall apply as appropriate to the Change of Control Redemption Right.

(c) Status of Redeemed Series A Preferred Shares. Any Series A Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(7) Conversion. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of Company, except as provided in this paragraph (7).

(a) Mandatory Conversion upon Liquidity Event. Immediately prior to a Liquidity Event, all of the outstanding Series A Preferred Shares shall convert into Common Shares (the “Mandatory Conversion”). Each Series A Preferred Share shall convert into 299.2 Common Shares (the “Conversion Rate”), as such Conversion Rate may be adjusted below. The Company shall provide to holders of Series A Preferred Shares a notice of a scheduled Liquidity Event at least 10 days prior to the expected date of such event (“Mandatory Conversion Notice”). A Mandatory Conversion Notice shall state the following: (A) the events constituting the Liquidity Event; (B) the expected date of the Liquidity Event and Mandatory Conversion (the “Mandatory Conversion Date”); and (C) the Conversion Rate.

(b) Optional Conversion. Any time, and from time to time, after June 25, 2024, each holder of Series A Preferred Shares shall have the right (“Optional Conversion Right”) to convert all, but not less than all, of such holder’s Series A Preferred Shares into a number of Common Shares per Series A Preferred Share equal to the Conversion Rate, upon the delivery of notice to the Company. If a holder of Series A Preferred Shares exercises its Optional Conversion Right, such Series A Preferred Shares identified for conversion shall be converted into Common Shares on a Business Day selected by the Company that is not more than 10 Business Days after the Company has received such notice.

(c) Conversion Upon a Change of Control. Upon the occurrence of a Change of Control that is not a Liquidity Event, each holder of the Series A Preferred Shares shall have the right to convert all, but not less than all, of the Series A Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the relevant Change of Control Conversion Date (as defined herein) into a number of Common Shares per Series A Preferred Share equal to the Conversion Rate, subject to the following:

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(i) Within fifteen (15) days following the occurrence of a Change of Control, the Company shall provide to holders of Series A Preferred Shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right (the “Change of Control Notice”). A failure to give such Change of Control Notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the conversion of any Series A Preferred Shares except as to the holder to whom the Change of Control Notice was defective or not given. Each Change of Control Notice shall state the following: (A) the events constituting the Change of Control; (B) the date of the Change of Control (the “Change of Control Conversion Date”); (C) the last date and time by which the holders of Series A Preferred Shares may exercise their Change of Control Conversion Right, which shall be 4:00 p.m., New York time on the Business day prior to the Change of Control Conversion Date; (D) the Conversion Rate; and (E) the procedures that the holders of Series A Preferred Shares must follow to exercise the Change of Control Conversion Right.

(ii) In order to exercise the Change of Control Conversion Right, a holder of Series A Preferred Shares shall be required to deliver, at or before 4:00 p.m., New York time on the Business day prior to the Change of Control Conversion Date, a completed conversion notice, to the Company. Such conversion notice shall state: (A) the relevant Change of Control Conversion Date; and (B) that the Series A Preferred Shares are to be converted pursuant to the applicable provisions of the Series A Preferred Shares.

(iii) Series A Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into Common Shares in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date (provided that the Change of Control actually occurs on such date).

(d) Mandatory Conversion on Excess Share Event. Immediately prior to an Excess Share Event (as defined below), the Excess Shares (as defined below) shall convert (the “Excess Share Conversion”) into an unsecured junior subordinated note (the “Note”) with a principal amount equal to the Liquidation Preference of the Excess Shares. The Note will be subordinated to all the Company’s other indebtedness, will mature 18 months from issuance, and will accrue interest monthly based on an annual rate of 4%, payable at maturity. “Excess Share Event” means any event which will result in a transfer of Series A Preferred Shares to a Trust for the benefit of a Charitable Beneficiary in accordance with Section 5.7 of the Charter; provided that any repurchase of Shares by the Company which would not cause a violation of Section 5.7(ii)(a)(I)(B) of the Charter shall not constitute a violation of Section 5.7 of the Charter for purposes of this Section 7(d). “Excess Shares” means the Series A Preferred Stock of a holder that would be transferred to a Trust for the benefit of a Charitable Beneficiary in connection with an Excess Share Event in accordance with Section 5.7 of the Charter but for application of this section. For the avoidance of doubt, this section shall not apply on or after the Restriction Termination Date. This section shall not apply to any holder that acquired Series A Preferred Shares from a person other than the Company. The Company shall promptly notify an applicable holder in the event of an Excess Share Conversion and shall promptly deliver the Note to such holder.

(e) Corporate Events. For the avoidance of doubt, in the event of a Change of Control that does not result in the exercise of a Change of Control Conversion Right or a redemption pursuant to Section 6, the Series A Preferred Shares will continue to be subject the terms of these Articles Supplementary.

(f) Miscellaneous.

(i) Any conversion pursuant to this Section 7 shall be subject to and done in compliance with all U.S. federal and state laws and applicable stock exchange rules. Notwithstanding anything to the contrary contained herein, no holder of Series A Preferred Shares shall be entitled to convert such Series A Preferred Shares for Common Shares to the extent that receipt of such Common Shares would cause such holder (or any other person) to Beneficially Own, within the meaning of the Charter, Common Shares of the Company in excess of the Share Ownership Limit, as such term is defined in the Charter.

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(ii) No fractional Common Shares shall be issued upon the conversion of the Series A Preferred Shares. In lieu of fractional shares, holders of the Series A Preferred Shares shall be entitled to receive the cash value of such fractional shares.

(iii) The Company will deliver all Common Shares, cash (including, without limitation, all accrued and unpaid dividends, and cash in lieu of fractional Common Shares) and any other property owing upon conversion no later than the Company’s (4th) Business Day following a conversion date. Notwithstanding the foregoing, the persons entitled to receive any Common Shares or other securities delivered upon conversion will be deemed to have become the holders of record thereof as of the conversion date.

(iv) Holders of Series A Preferred Shares may withdraw any notice of conversion or redemption by a notice of withdrawal delivered to the Company at least two (2) full Business Days prior to the conversion or redemption date.

(v) The Company will at all times reserve and keep available out of its authorized and unissued Common Shares, solely for issuance upon the conversion of shares of Series A Preferred Shares as provided herein, free from any preemptive or other similar rights, such number of Common Shares as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Shares then outstanding.

(g) Anti-Dilution.

(i) If the Company shall, at any time or from time to time after the Original Issue Date while any Series A Preferred Shares are outstanding, subdivide, combine reclassify, or split its outstanding Common Shares into a greater or lesser number of Common Shares, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such subdivision, combination, reclassification or split becomes effective shall be adjusted by multiplying such Conversion Rate by a fraction:

(A) the numerator of which shall be the number of Common Shares outstanding immediately prior to the opening of business on the day following the day such subdivision, combination, reclassification or split becomes effective; and

(B) the denominator of which shall be the number of Common Shares outstanding immediately prior to the opening of business on the day that such subdivision, combination, reclassification or split becomes effective.

An adjustment made pursuant to this Section 7(g)(i) shall become effective immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification, split or combination becomes effective.

(ii) If the Company shall, at any time or from time to time after the Original Issue Date while any Series A Preferred Shares are outstanding, (a) issue rights or warrants for a period expiring within 60 days to all or substantially all holders of its outstanding Common Shares entitling them to subscribe for or purchase Common Shares (or securities convertible into or exchangeable or exercisable for Common Shares), at a price per Common Share (or having a conversion, exchange or exercise price per Common Share) less than the GAAP book value per share as of the most recently completed quarter disclosed in an Exchange Act periodic report (the “Last Book Value”), or (b) issue any Common Shares or securities convertible into or exchangeable or exercisable for Common Shares (except as noted in the last sentence of this Section 7(g)), at a price per Common Share (or having a conversion, exchange or exercise price per Common Share) less than the Last Book Value, then the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect at the opening of business on the date after the closing of such issuance by a fraction:

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(A) the numerator of which shall be the sum of (x) the number of Common Shares (on an as converted fully diluted basis) outstanding at the close of business on the date immediately preceding such closing, and (y) the total number of additional Common Shares issued and issuable pursuant to such rights, warrants, options, other securities or convertible securities; and

(B) the denominator of which shall be the sum of (x) the number of Common Shares (on an as converted fully diluted basis) outstanding on the close of business on the date immediately preceding such closing, and (y) the number of Common Shares equal to the aggregate purchase price, exercise price or conversion price payable to purchase, exercise or convert such Common Shares, rights, warrants, options, other securities or convertible securities divided by the Last Book Value.

For the avoidance of doubt, the Conversion Rate may only be adjusted upward pursuant to this Section 7(g)(ii).

An adjustment made pursuant to this Section 7(g)(ii)(a) shall become effective immediately prior to the opening of business on the day following the record date for such issuance. If the Common Shares are not delivered pursuant to such rights, warrants, options, other securities, or convertible securities upon the expiration or termination of such rights, warrants, options, other securities, or convertible securities, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights, warrants, options, other securities, or convertible securities have been made on the basis of the delivery of only the number of Common Shares actually issued (or the number of Common Shares actually issued upon conversion, exchange, or exercise of such other securities). An adjustment made pursuant to this Section 7(g)(ii)(b) shall become effective immediately prior to the opening of business on the day following the closing of such issuance. In determining whether any rights, warrants options, other securities, or convertible securities entitle the holders to subscribe for or purchase Common Shares at less than the Last Book Value, and in determining the aggregate offering price of such Common Shares, there shall be taken into account any consideration received for such rights, warrants options, other securities, or convertible securities, the value of such consideration if other than cash, to be determined in good faith by the Board. There shall be no adjustments made pursuant to this Section 7(g) for (i) securities issued or subscribed for prior to June 1, 2019 at a price per Common Share or having a conversion, exchange or exercise price per Common Share not less than $16.71 per share, or (ii) Common Shares issued or subscribed for to the extent the proceeds of the new Common Share issuance are used to repurchase or redeem outstanding Common Shares for equal to or below the issue or subscription price for the new Common Shares so long as there are no additional Common Shares outstanding immediately after giving effect to such issuance and redemption or repurchase of Common Shares.

(iii) There shall be no adjustments pursuant to this Section 7(g) as a result of the implementation of a phased-in liquidity program in connection with a listing of the Common Shares, including any stock splits, reverse stock splits or stock dividends, to the extent the economic purpose and effect of such transactions together are to restrict the ability of holders of Common Shares prior to the listing to transfer their Common Shares after the listing and such transactions would not have an adverse effect on the proportional equity of the holders of Series A Preferred Shares (including upon the conversion thereof). For the avoidance of doubt, in the event the Company engages in such transactions, the Common Shares received upon a conversion of Series A Preferred Shares in connection with a listing that is a Liquidity Event shall all be listed.

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(8) Voting Rights.

(a) So long as Series A Preferred Shares are outstanding, except as otherwise set forth herein or as required by applicable law, the affirmative vote of holders of Series A Preferred Shares entitled to cast two-thirds (2/3) of the votes entitled to be cast by holders of outstanding Series A Preferred Shares, voting separately as a class, shall be necessary to approve the following: (i) the issuance of Senior Equity Securities; (ii) any amendment, alteration or repeal of any provisions of the Company’s Charter, bylaws or other organizational document of the Company, whether by merger, consolidation or otherwise, so as to materially and adversely affect or cause to be terminated any right, preference, privilege, voting power, conversion right, qualification and terms and conditions of redemption of the Series A Preferred Shares, provided, however, that the issuance of any shares of any class or series of Parity Equity Securities shall not be deemed to adversely affect or terminate the rights, preferences, conversion and other rights, voting powers, restrictions, qualifications and terms and conditions of redemption of the Series A Preferred Shares, and the holders of Series A Preferred Shares shall have no right to vote thereon; (iii) the payment of any dividends on any series or class or classes of Parity Equity Securities or Junior Equity Securities (other than dividends or distributions paid solely in Junior Equity Securities of, or in options, warrants or rights to subscribe for or purchase, Junior Equity Securities) for any period unless dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all prior dividend periods in accordance with paragraph (4) herein. In any matter in which the holders of Series A Preferred Shares are entitled to vote, each such holder shall have the right to one vote for each Series A Preferred Share held by such holder.

(b) Except as prohibited by applicable law or the Charter, each Series A Preferred Shares shall entitle the holder thereof on the applicable record date to the number of votes set forth below on each matter submitted to a vote of the stockholders of the Company, whether at a meeting of stockholders or by written consent, upon which holders of the Common Shares are entitled to vote, and the holders of Series A Preferred Shares and the holders of Common Shares shall vote together as a single class on all matters submitted to a vote of the stockholders of the Company upon which holders of Common Shares are entitled to vote, whether at a meeting of stockholders or by written consent. The number of votes applicable to a Series A Preferred Share will be equal to the number of Common Shares a Series A Preferred share could have been converted into as of the record date set for purposes of such stockholder vote (rounded down to the nearest whole number of Common Shares). The holders of Series A Preferred Shares shall be entitled to receive notice of all annual or special meetings of the stockholders of the Company in the same manner in which the holders of Common Shares are entitled to such notice.

(c) Effect of Conversion or Redemption Upon Voting Rights. The foregoing voting provisions shall not apply to a Series A Preferred Share if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, such Series A Preferred Share shall have been converted or redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(9) Information Rights. During any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, and any Series A Preferred Shares are outstanding, the Company will provide to all holders of Series A Preferred Shares that appear in the record books of the Company, copies of the quarterly and annual financial statements and accompanying Item 303 of Regulation S-K disclosure that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q that the Company would have been required to file with the U.S. Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject thereto. The Company will provide such information to the holders of Series A Preferred Shares within fifteen (15) days after the applicable Exchange Act due dates.

(10) Other Limitations; Ownership and Transfer. The Series A Preferred Shares constitute Preferred Shares of the Company and are governed by and issued subject to all the limitations, terms and conditions of the Charter applicable to Preferred Shares generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article V of the Charter applicable to Preferred Shares. The foregoing sentence shall not be construed to limit the applicability to the Series A Preferred Shares of any other term or provision of the Charter.

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(11) Record Holders. The Company and the transfer agent for the Series A Preferred Shares may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Company nor the transfer agent shall be affected by any notice to the contrary.

(12) Miscellaneous.

(a) Preemptive Rights. Except as otherwise set forth in the Purchase Agreement, dated as of June 1, 2018, by and among the Company and the parties set forth on Schedule A thereto (the “Purchase Agreement”), no holder of Series A Preferred Shares, as such, shall have any preemptive or preferential right to subscribe for or to purchase any additional shares of any class or series of Equity Securities of the Company or any securities convertible into or exercisable or exchangeable for shares of any class or series of Equity Securities of the Company.

(b) Tax Withholding. The Company may withhold from or pay on behalf of or with respect to each holder of Series A Preferred Shares any amount of U.S. federal, state, local, or foreign taxes that the Company reasonably determines that it was or is required to withhold or pay with respect to any cash or property distributable, allocable or otherwise transferred to such holder pursuant to these Articles Supplementary, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Section 1441, 1442, or 1445 of the Internal Revenue Code of 1986, as amended.

(c) Office or Agency. The Company will at all times maintain an office or agency in one of the 48 contiguous states of the United States of America where Series A Preferred Shares may be surrendered for payment (including upon redemption), registration of transfer or exchange.

(d) Severability. If any preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series A Preferred Shares is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption and other terms of the Series A Preferred Shares which can be given effect without the invalid, unlawful or unenforceable preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series A Preferred Shares shall remain in full force and effect and shall not be deemed dependent upon any other such preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series A Preferred Shares unless so expressed herein.

(e) Terms of the Series A Preferred Shares. All references to the “terms” of the Series A Preferred Shares (and all similar references) shall include all of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and provisions set forth in paragraphs (1) through (12), inclusive, hereof.

(f) Notices. All notices required to be provided by the Company shall be given by email or by first class mail, postage pre-paid. Any notices required to be provided by any shareholder may be given by email or by first class mail, postage prepaid.

THIRD: The Series A Preferred Shares have been classified and designated by the Board pursuant to the powers of the Board as contained in the Charter. These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

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FOURTH: These Articles Supplementary shall become effective upon acceptance by the SDAT.

FIFTH: The undersigned Chief Financial Officer and Treasurer of the Company acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer and Treasurer of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and Treasurer and attested to by its Secretary on this 22nd day of June, 2018.

BENEFIT STREET PARTNERS REALTY TRUST, INC.

			By:	/s/ Jerome S. Baglien
				Name:	Jerome S. Baglien
				Title:	Chief Financial Officer and Treasurer

ATTEST:

By:	/s/ Micah Goodman
	Name:	Micah Goodman
	Title	Secretary